Exhibit 99.1
AT THE COMPANY:
Kenneth A. Boerger
VP/Treasurer
(419) 325-2279
FOR IMMEDIATE RELEASE
DECEMBER 23, 2010
LIBBEY INC. ANNOUNCES EXCHANGE OFFER
FOR SENIOR SECURED NOTES
TOLEDO, OHIO, December 23, 2010 — Libbey Inc. (NYSE Amex: LBY) (“Company”) today announced that its wholly owned subsidiary, Libbey Glass Inc., has commenced an exchange offer for any and all of its outstanding $400,000,000 aggregate principal amount of 10.0% Senior Secured Notes due 2015 (the “Outstanding Notes”). The Outstanding Notes were issued on February 8, 2010, in a private placement pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). Holders of Outstanding Notes may exchange them for an equal principal amount of a new issue of 10.0% Senior Secured Notes due 2015, which have been registered under the Securities Act pursuant to an effective registration statement on Form S-4 filed with the Securities and Exchange Commission.
The exchange offer is being conducted to satisfy the Company’s obligations under the terms of a registration rights agreement entered into in connection with the issuance of the Outstanding Notes and does not represent a new financing transaction.
The exchange offer will expire at 12:00 midnight, New York City time on January 24, 2011, unless extended or terminated. Tenders of Outstanding Notes must be properly made before the exchange offer expires and may be withdrawn at any time before the exchange offer expires.
Documents describing the terms of the exchange offer, including the prospectus and transmittal materials for making tenders, can be obtained from the exchange agent, The Bank of New York Mellon, Corporate Trust Operations, 480 Washington Boulevard — 27th floor, Reorganization Unit, Jersey City, NJ 07310, Attn: William Buckley. For information by telephone, call 1-212-815-5788.
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This news release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any security. The exchange offer is being made only pursuant to the exchange offer documents, including the prospectus and letter of transmittal that are being distributed to the holders of Outstanding Notes and have been filed with the Securities and Exchange Commission.
This press release includes forward-looking statements as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements only reflect the Company’s best assessment at this time and are indicated by words or phrases such as “goal,” “expects,” “ believes,” “will,” “estimates,” “anticipates,” or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business, including the Company’s ability to consummate the exchange offer on the terms and conditions set forth in the related prospectus and letter of transmittal. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on March 15, 2010. Any forward-looking statements speak only as of the date of this press release, and the Company assumes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date of this press release.